GREENBERG
                          ATTORNEYS AT LAW
                              TRAURIG
             1221 BRICKELL AVENUE, MIAMI, FLORIDA 33131
                  305-579-0500 FAX 305-579-0717

                                                             July 28, 1995


Peoples Telephone Company, Inc.
2300 N.W. 89th Place
Miami, Florida  33172

     Re:     Registered Exchange Offer for 12 1-4% Senior Notes due 2002

Ladies and Gentlemen:

     Reference is made to that certain Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Peoples Telephone Company, Inc., a New York corporation (the "Company"), on the date hereof with the Securities and Exchange Commission. The Registration Statement relates to the Company's offer to exchange its Series B 12 1-4% Senior Notes due 2002 (the "Exchange Notes") for any and all of the Company's outstanding Series A 12 1-4% Senior Notes due 2002 (the "Old Notes"). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

     For purposes of this opinion letter, we have examined and relied upon copies of (i) the Company's Certificate of Incorporation and Bylaws; (ii) resolutions of the Company's Board of Directors authorizing the exchange of the Old Notes for the Exchange Notes and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

     Based upon the foregoing examination, we are of the opinion that the Exchange Notes have been duly and validly authorized and, when issued and delivered in accordance with the terms of the "Exchange Offer" (as defined in the Registration Statement), will be validly issued, fully paid and binding obligations of the Company, subject to no further assessments.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.


                                                   Sincerely,


                                                   GREENBERG, TRAURIG, HOFFMAN,
                                                   LIPOFF, ROSEN & QUENTEL, P.A.